UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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Sealed Air Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement Dated April 14, 2022
For Annual Meeting of Stockholders
To be held on May 26, 2022

This Supplement to Proxy Statement, dated May 13, 2022, (this “Supplement”), supplements the proxy statement (the “Proxy Statement”) of Sealed Air Corporation (the “Company”), dated April 14, 2022, in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders of the Company to be held on May 26, 2022.

We are providing this Supplement to ask for your support on Proposal 3, Approval of Executive Compensation on Advisory Basis (the “Say-on-Pay Proposal”).

Institutional Shareholder Services (“ISS”) recommended stockholders vote against the Say-on-Pay Proposal. We disagree with this recommendation. In 2021, we delivered 49% Total Shareholder Return, a top tier performance among our peer group. Both Glass Lewis and ISS recognized that pay and performance were aligned in 2021. Glass Lewis recommended for the Say-on-Pay Proposal. However, ISS concluded against the Say-on-Pay Proposal due to what they perceived as insufficient responsiveness to lower than normal say-on-pay approval in 2021. We think this is inaccurate.

The Compensation Committee adequately addressed stockholder feedback.

•We contacted stockholders representing 74% of our total shares outstanding and engaged with stockholders representing 64% of our total shares outstanding. Our engagement team included our Chairman of the Board of Directors and our new Compensation Committee Chair (May 2021), as well as management representatives.
•Throughout our engagement activities, the stockholders we spoke to were supportive of our executive compensation program and practices except for the one-time modification to the 2017 CEO new hire award implemented in 2020.
•In response to feedback obtained from our stockholders, the Compensation Committee expressly stated in the Proxy Statement that the one-time modification implemented in 2020 was an exception to our regular executive compensation actions. There is no intention to modify current or future awards for our Named Executive Officers.
•Also, ISS questioned why no changes were made to the executive compensation program in 2021. No changes were made because stockholders did not raise any concern requiring changes. ISS and Glass Lewis both acknowledged that pay and performance were appropriately aligned.

The Board of Directors values stockholder feedback and will continue to proactively engage with our stockholders. We believe the Compensation Committee adequately addressed stockholders’ concern regarding the one-time CEO award modification and are pleased that Glass Lewis recognized the scope of our stockholder engagement and demonstrated responsiveness.
FOR ALL THESE REASONS, WE ASK OUR STOCKHOLDERS
TO VOTE "FOR” THE SAY-ON-PAY PROPOSAL